Exhibit 99.1

VIVUS ANNOUNCES EUROPEAN APPROVAL OF SPEDRA LABEL AMENDMENT;
SPEDRA NOW FIRST AND ONLY ORAL ERECTILE DYSFUNCTION TREATMENT APPROVED IN EUROPE TO BE TAKEN APPROXIMATELY 15 MINUTES
BEFORE SEXUAL ACTIVITY

MOUNTAIN VIEW, Calif., January 29, 2015 — VIVUS, Inc. (NASDAQ: VVUS) today announced that the European Commission (EC) has adopted the commission implementing decision amending the marketing authorization for SPEDRA (avanafil). SPEDRA is now the first and only erectile dysfunction (ED) medication approved in Europe that is indicated to be taken as needed approximately 15 to 30 minutes before sexual activity.

“We are pleased with the EC decision to approve the label amendment for SPEDRA,” said Seth H. Z. Fischer, Chief Executive Officer of VIVUS. “The positive clinical study results, now part of the European label, demonstrate SPEDRA’s rapid onset of action, a key point of differentiation in the ED market. We believe this enhances the therapeutic options for men suffering from ED and for the healthcare providers who treat them.

“We are pleased also with the continued monetization of our avanafil franchise,” stated Mr. Fischer.

About STENDRA®

STENDRA (avanafil) is the only FDA-approved ED medication indicated to be taken as early as approximately 15 minutes before sexual activity. STENDRA helped more men achieve an erection in approximately 15 minutes that lasted long enough to successfully complete sexual intercourse when compared to placebo. STENDRA should not be taken more than once per day and may be taken with or without food and with moderate alcohol consumption. Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada.

SPEDRA™, the trade name for avanafil in the European Union (EU), is approved by the European Medicines Agency (EMA) for the treatment of ED in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of ED in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.STENDRA.com.

Important Safety Information

STENDRA® (avanafil) is a prescription medication used to treat ED.

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to the use of PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

For more information, please visit www.STENDRA.com.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the label amendment for SPEDRA enhancing the therapeutic options for men suffering from ED and for the healthcare providers who treat them, as well as SPEDRA’s rapid onset of action as a key point of differentiation in the ED market; and risks and uncertainties related to the continued monetization of our avanafil franchise. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

CONTACT:

VIVUS, Inc.	Investor Relations:
Dana B Shinbaum	The Trout Group
Corporate Development & Investor Relations	Brian Korb
shinbaum@vivus.com	bkorb@troutgroup.com
646-378-2923